UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/26/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported in Current Reports on Form 8-K filed on April 28, 2010 and August 5, 2010, Raser Technologies, Inc. (the "Company") received two notices from the New York Stock Exchange (the "NYSE") that the Company fell below certain listing standards criteria outlined in the NYSE's Listed Company Manual. The first notice was received on April 27, 2010 and related to the Company's inability to maintain a minimum average closing price of $1.00 for a 30-day trading period under Section 802.01C of the NYSE's Listed Company Manual. Under the NYSE's rules, the Company had six months from the date of the April 27, 2010 notice to bring its average common share price back above $1.00. The second notice was received on July 30, 2010 and related to the Company's inability to maintain a total market capitalization of at least $50 million over a 30-day trading period and stockholders' equity of at least $50 million as outlined in Sections 801 and 802 of the NYSE's Listed Company Manual.
Subsequent to receiving the two notices from the NYSE, the Company submitted a plan to the NYSE requesting additional time to cure the deficiencies and detailing the path the Company planned to follow to regain compliance with NYSE listing standards. After reviewing these materials, however, the NYSE decided to proceed with suspension of trading of the Company's common stock on the NYSE and informed the Company on October 26, 2010 of its intention to suspend trading of the Company's common stock prior to the market opening on November 3, 2010. The NYSE also notified the Company of its intention to file an application with the Securities and Exchange Commission to delist the Company's common stock from the NYSE, pending completion of applicable NYSE procedures, which includes the Company's right to appeal the NYSE's decision.

The Company has taken steps to have its common stock quoted on the Over-the Counter Bulletin Board ("OTCBB") and expects its stock to be quoted on the OTCBB starting November 3, 2010. The Company will be assigned a new ticker symbol the day before it begins trading on the OTCBB. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. The Company's common stock will continue to trade on the NYSE through November 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: October 27, 2010	By:	/s/ John T. Perry
John T. Perry
Chief Financial Officer